June 12, 2001

John Como
2214 Court North Drive
Melville, NY  11747

Eugene Fernandez
Chairman of the Board of Directors, SSGL
President, SSGL, Cyfit
Director, SSGL
225 Oser Ave.
Hauppauge, NY  11788

Richard Kephart
Secretary, Director, SSGL
225 Oser Avenue
Hauppague, NY  11788

Re:  Letter of Resignation

Dear Gentlemen:

I am a Director in Sea Shell Galleries, Inc. (the "company") and have occupied that position since March 1, 2001 when Sea Shell Galleries, Inc. acquired more than 80% of Cyfit Wellness Solutions, Inc. Since that time, I have attended several Board of Directors meetings and have become increasingly concerned with the operations, policies and practices of the company.

In spite of my repeated attempts and insistence to establish and maintain effective corporate policy and procedures, my insistence that the company strictly follow it's corporate by laws and resolutions and adopt and execute sound fiscal policies and my recommendations to the company to materially attempt to settle debts with creditors, employees and agents, the company has chosen not to diligently act on my requests, suggestions and memorandum.

Therefore, pursuant to section 3.07 of the company's bylaws, I hereby tender my resignation as a Director on Sea Shell Galleries, Inc. Board of Directors effective June 12, 2001 (immediately) due to a series of material disagreements with the company's operations, policies, and practices.

Please provide immediate written notification of your receipt and acceptance of my resignation as a Director in Sea Shell Galleries, Inc.



                                   Sincerely,


                                   /s/ John Como
                                   ----------------------------
                                   John Comos